SCHEDULE FOR COMPUTATION OF
PERFORMANCE QUOTATION

Phoenix Duff & Phelps
Institutional Mutual Fund
Growth Stock Account



Beginning                                Initial      Offering      Shares         Income         Shares        Dec. 31 95
Date                                     Investment   Price         Purchased      Distribution   Reinvested    Total Shares
Dec. 31 85               10 yrs             1,000     10.57128      94.596            0             0           94.596
Dec. 31 90               5 yrs              1,000     22.618942     44.211            0             0           44.211
Dec. 31 94               1 yr               1,000     35.43576      28.22             0             0           28.22

                                    Dec. 31 95                      Average
                                    Total ending   CUM              Annual
Beginning        Dec. 31 95         redeemable     Return           Return
Date              NAV                Value ($)       (%)             (%)
Dec. 31 85      47.740831           4,516.09      351.61           16.27
Dec. 31 90      47.740831           2,110.66      111.07           16.11
Dec. 31 94      47.740831           1,347.25       34.73           34.73

Computation of Average annual return:

R = ((ERV/II)^ (1/n))-1) where,

R = average annual total return
ERV = ending redeemable value
II = initial investment
N = number of years